  Exhibit 99.2

Inuvo, Inc.
Fourth Quarter and Full Year 2016 Conference Call
February 13, 2016

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2016 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of KCSA Strategic Communications. Please go ahead, sir.

Alan Sheinwald (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo fourth quarter and full year 2016 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on an outstanding year which culminated recently with the acquisition of NetSeer. With that, I’d like to now turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Alan, and thanks everyone for joining us today. 2016 was a very busy year, marked by many successes and a few obstacles.

We entered 2016 coming off a significant growth rate of 42% in 2015. Such rapid growth required that we hire additional resources quickly to fulfill obligations that came with that growth. This hiring continued into the early part of 2016.

Operationally, we have generally tried to run the business at an efficiency ratio of greater than $1M dollars in revenue per employee. As of the end of January 2017 we had roughly 71 full and part time employees, not counting the recent acquisition.

Managing to this growth along with some temporary advertiser issues in Q2 did curtail business in the early part of 2016, however, we recovered well in the second half of the year growing 12% sequentially in each of the 3rd and 4th quarters to end the year at roughly $71.5 million dollars in revenue. Our CAGR over the last 2-years has been a little over 20%, which is in line with our organic growth goals.

We also had yet another year of positive EBITDA, adjusted for non-cash expenses. We delivered $2.6 million dollars, well above the goal we had set for the business given the growth investments we had been making. As a Company, INUVO has been delivering positive Adjusted EBITDA for over 5 years.

I would like to take a minute now to talk about our two reporting segments, which we have historically referred to as the Owned and Operated Network Segment and the Partner Network Segment.

Within the Owned and Operated segment, we build and market consumer websites and applications. This segment consists of our main online property marketed under the ALOT brand and several other websites targeted at specific demographics.

In the Partner segment, we provide a technology service to online publishers the primary brands for which are ValidClick and SearchLinks©.

As our business has evolved, we have started referring to our Owned and Operated Segment as Digital Publishing and the Partner Segment as Ad-Tech. These segment titles are more descriptive and understandable and thus we will be using them going forward when we report financial performance.

We started the 2016 year off with a short-term revenue over weighting in the Digital Publishing Segment. The Q1 2016 Revenue in this segment was 72% of total revenue while the Ad-Tech Segment was about 28% of total revenue.

You will recall that this unevenness was in part the result of revenue transfer between segments that began in 2015. As we had expected and had been messaging and been managing towards, the Ad-Tech Segment grew quite rapidly throughout the year, up over 86% between Q1 and Q4 2016 mostly because of various product introductions like SearchLinks; The addition of publisher support personnel in account management; and other revenue generating business development projects.

In the fourth quarter of 2016, the distribution of revenue between the segments was roughly 50% each with about 60% from mobile and 40% from non-mobile.

Operating expenses were up year-over-year much of which was attributable to supporting the growth we discussed earlier. On an adjusted EBITDA basis, we delivered a very healthy 11 cents per share in 2016.

Let me briefly highlight a few important details about the Digital Publishing and Ad-Tech Segments starting first with Ad-Tech.

SearchLinks was developed with the objective to become the platform from which INUVO serves advertising of all shapes, sizes and types. Additionally, we wanted a modern infrastructure for this platform.

We wanted a platform that would allow sophisticated analytics and decision technologies to be easily integrated. Technologies that would, for example, allow for contextual or behavioral targeting of consumers across device types.

All of these technologies were designed to support a business strategy for the Ad-Tech segment. We wanted to put ourselves in the best position to compete for publisher advertising real-estate.

We feel good about the way we have executed against this goal as is evidenced by the growth of the Ad-Tech segment throughout the 2016 fiscal year. The acquisition of NetSeer, which I will talk about shortly compliments this strategy beautifully.

Because SearchLinks is more a technology platform than product and because our goal is to have a suite of Ad-Units that leverage this proprietary platform, going forward all the Ad-Units we commercialize, including those from the recent NetSeer acquisition will collectively comprise the Ad-Tech segment of the business.

When the Ad-Tech segment grows overall, it will be because we have successfully penetrated more publishers with more of our Ad-Tech and this goal will have been achieved because we have a suite of Ad-Technology that fulfills the numerous needs of those Publishers.

In this extremely competitive Ad-Tech world, it is this strategy that will distinguish INUVO from the other players on the field and increase our probability of selling new publishers and upselling existing publishers.

Some of the more important tactical priorities for 2017 within this segment will be;

The expansion of our behavioral targeting technologies for improved Ad-Unit performance;

The inclusion of our Digital Publishing content as a demand option within Ad-Targeting to create a source of traffic to our own sites;

and, the integration of the SearchLinks platform into the header bidding environments, which should lead to more publisher relationships for INUVO.

We are bullish on the prospects for this segment in 2017, particularly considering the breadth of product we now own after completing the acquisition of NetSeer.

For Digital Publishing, which grew 13.5% from $40.1 million to $45.5 million year over year, the objective remains the same in 2017 as it was in 2016.

First – We plan to continue to develop content of various types that target consumer groups advertisers are most interested in. We expect to continue to develop different content types, including written, video and slideshows. We produced 120 videos in-house mostly in the 2nd half of 2016 and feel like we have the knowledge and means to scale that capability as warranted. We’ve written 10’s of thousands of articles and built our own in-house studio for photography and video. With the NetSeer acquisition, we now have the means to monetize those videos and images.

Second – We expect to continue to develop new advertiser relationships that maximize revenue for INUVO within our various sites. We saw some very nice improvements here in 2016, with the amount of money we collect from display Ad’s alone up 15% because of these new sources of advertisers.

Third – We plan to continue to build automated marketing technologies that allow us to economically acquire consumer traffic to our sites. Nearly ¼ of all the marketing campaigns we run are now being operated with artificial intelligence technologies developed in-house. The closer we get to 100%, the more time our team can spend building new Campaigns as opposed to monitoring existing ones.

And lastly – We will continue to use our Digital Publishing assets as a laboratory for the suite of Ad-Technology we bring to publishers. We are already integrating the NetSeer ad-technology into the ALOT sites, starting first with the numerous slide show galleries across all the content verticals.

We have made significant progress across all these objectives in 2016 and will continue to do so in 2017. Because we have an audience, we continue to find new ways to make money from that audience beyond simply the content experience they receive from our sites.

Let me now turn our attention to the acquisition of NetSeer.

This company, its people, its owners and its customers are all an exceptional fit for INUVO. We purchased the operating assets and assumed certain liabilities of NetSeer in exchange for 3.5 million shares of common stock valued at $1.6 a share.

In addition to these shares, we have also issued, under the terms of our long-term incentive program, about 200,000 Restricted Stock Units which will vest over the next three years.

These shares will be going to the roughly 20 new INUVO employees we now have in our Sunnyvale, California office. Several NetSeer senior managers will be helping us with the transition of this business into INUVO and then moving on to their next opportunities.

This acquisition significantly accelerates our strategic objectives in the following manner:

First – We immediately get diversity in sources of advertisers and the technology to manage those varying sources. We have long been suggesting that we want to develop these new advertiser relationships. NetSeer provides this access and going forward we expect about 20% of overall INUVO revenue to come from these new sources. The long-term result here should be a higher price paid for every ad we show. The synergy is in our ability to incorporate these new advertiser sources into our existing business.

Second – We immediately get access to over 200 new publisher relationships. Publishers who we can now entertain with a stronger and more complete upsell value proposition. I referred to this in my remarks earlier about competitive differentiation in our market. The synergy here is the ability to upsell existing INUVO publishers the NetSeer products and vice versa.

Third – We get an exciting new set of Ad-Technologies focused exclusively on monetizing images and videos, a product area with no overlap to INUVO’s current ad-tech products. Additionally, the current reach of these new products also gets us data which can improve ad-targeting. The synergy here is the ability to win business we might normally have lost because of a limited suite of ad-technology products in the portfolio.

In addition to these synergies, we also acquire an exceptionally talented group of professionals, at least 7 of which have either Masters or PHD’s. This team has already commercialized and patented many analytic technologies that will be scalable across INUVO.

I’d now like to turn the call over to Wally for a more detailed commentary on our financial performance.

Wally Ruiz (CFO) Comments:

Thank you Rich; good afternoon everyone. We reported today the results of our fourth quarter.

Inuvo reported revenue of $19.7 million for the quarter that ended December 31, 2016; a 12% increase from the immediate prior quarter and a 7% decrease from the $21.0 million reported in the same quarter last year. For the full year ended December 31, 2016, Inuvo reported revenue of $71.5 million, a 2% increase over 2015.

EBITDA, adjusted for stock based compensation expense, a non-GAAP financial measure was $612 thousand in the quarter that ended December 31, 2016 or 2-cent per share; compared to $419 thousand or 2-cent per diluted share in the immediate prior quarter and compared to $1.6 million or 11-cents per diluted share in the same quarter of the prior year.

For the full year of 2016, adjusted EBITDA delivered $2.6 million dollars or 11-cents per Share compared to $4.7 million or 13-cents per share for 2015.

On a GAAP basis, Inuvo reported a net loss of $309 thousand or 1-cent net loss per share in the quarter ended December 31, 2016. In the same quarter last year, we reported a net income of $617 thousand or 3-cents per diluted share.

For the full year of 2016, the GAAP net loss was $723 thousand or 3-cents per Share compared to $2.3 million net income or 19-cents per share for 2015.

As Rich mentioned, beginning this year we will refer to the Partner Network as the “Ad Tech” segment and the Owned & Operated Network will be referred to as the “Digital Publishing” segment. This renaming better aligns with how we describe the businesses internally.

The Ad Tech segment reported $9.8 million in the fourth quarter of 2016, 50% of the total revenue of the quarter. The Ad Tech segment grew more than 58% over the $6.2 million reported by both the immediate prior quarter and the fourth quarter of 2015. Greater acceptance of SearchLinks and a good holiday retail environment are the primary reasons for the better results.

The Digital Publishing segment reported $9.8 million of revenue in the fourth quarter of 2016 compared to $11.3 million in the immediate prior quarter and $14.8 million in the same quarter last year. The decline was in part due to lower marketing spend in the quarter.

Inuvo gross profit in the fourth quarter of 2016 was $11.7 million compared to $12.3 million in the immediate prior quarter and a $16.4 million in the same quarter last year.

Gross profit as a percent of revenue or gross margin was 60% in the fourth quarter of 2016 compared to 78% in the same quarter last year. The decrease in the percentage is largely due to the mix between Ad Tech and Digital Publishing segment revenue, where the lower gross margin Ad Tech revenue increased from 29% of the total revenue to 50% of the total revenue.

Ad Tech gross profit in the fourth quarter of 2016 was approximately $1.9 million compared to $1.1 million in the immediate prior quarter and a $1.5 million in the same quarter last year. The higher gross profit in this year’s quarter compared to the same period last year is due to higher revenue this year compared to the same period last year.

Gross Profit in the Digital Publishing segment in the fourth quarter of 2016 was $9.8 million compared to $14.8 million last year. The lower gross profit in this year’s quarter compared to last year is due entirely to the lower revenue reported this year.

Operating expense, which is comprised of Marketing costs, Compensation and Selling, general & administration expense was $11.9 million in the fourth quarter of 2016 compared to $15.6 million in the same quarter last year.

Marketing costs are the primary costs associated with the Digital Publishing segment where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $8.8 million in the fourth quarter of 2016, a $3.9 million decrease from the same quarter in 2015.

Compensation expense increased by $332 thousand to $1.9 million in the fourth quarter of 2016 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost associated with additional hiring. At December 31, 2016, we had 72 full- and part-time employees; a year earlier we had 63 full- and part-time employees.

S,G&A or Selling, general & administration expense was $1.2 million in the fourth quarter of 2016 compared to $1.4 million in the same quarter in the prior year. The lower expense this year is due to $119 thousand lower consulting fee expense and $59 thousand lower facilities expense than last year.

In coming quarters, we expect marketing costs to be in-line as a percent with the growth in the Digital Publishing segment. We expect compensation expense to increase modestly in the core Inuvo business to support technology development and our sales initiatives. We expect S, G & A expense to increase due to the cost of integrating the NetSeer operations.

Net interest expense was $28 thousand in the fourth quarter of 2016, compared to $30 thousand in the fourth quarter of last year the same as last year.

The current year quarter included a charge of $17 thousand to close out the European subsidiaries and their accounts. These charges are classified as part of discontinued operations.

At December 31, 2016, we had cash and cash equivalents of $3.9 million and no bank debt.

As Rich mentioned, NetSeer was acquired in exchange for 3.5 million shares of Inuvo common stock. The issuance of stock caused approximately 12% dilution. The consideration also included the assumption of approximately $4.2 million of liabilities. The assumed liabilities, mostly trade payables, are due over a course of up to 6 months. This working capital deficit we assumed will be funded from Inuvo’s bank revolving credit line. We expect approximately $15 million in revenue from the NetSeer business this year. We believe it will take the next 2 quarters to fully take advantage of the synergies, as well as the cross selling and market expansion opportunities. We believe we can accomplish this and have an integrated business that is accretive by year end.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

2016 is behind us, we are now fully focused on having our best year ever in 2017. Operationally, we continue to manage for growth while maintaining a positive adjusted EBITDA.

The goal at this point is to make the moves necessary with hiring and investments to continue fueling growth while maintaining fiscally responsible practices, something we have proven we can and have done successfully for many years.

We expect the core INUVO business to deliver double digit year-over-year growth and the newly acquired business to contribute at least $15 million of Revenue in 2017.

The operating plan for the new business, which will be reported under the Ad-Tech segment, is to have it be accretive by year end and be a significant contributor in 2018.

The acquisition of NetSeer should demonstrate to stockholders that INUVO is in a good position to be the Company that can roll up assets within Ad-Tech. Many of these smaller Companies are now becoming attractive as their valuations have dropped. We expect to continue looking for such assets.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.